Exhibit 5.3

Our ref     PGH/709385-000001/41656141v1

CIFC Corp.

1251 Avenue of the Americas

6th Floor

New York, NY 10020

7 June 2016

Dear Sirs

CIFC CLO Opportunity Fund GP Ltd

We have acted as counsel as to Cayman Islands law to CIFC CLO Opportunity Fund GP Ltd (the “Company”) in connection with the Company’s entry into of the Transaction Documents (as defined below).

The Company is an affiliate of CIFC Corp., a Delaware corporation (the “Corporation”), who has offered to exchange $40,000,000 aggregate principal amount of its 8.50% Senior Notes due 2025 (the “New Notes”), guaranteed by, inter alios, the Company (the “New Guarantee” and, together with the New Notes, the “New Securities”), for any and all of its outstanding 8.50% Senior Notes due 2025 (the “Old Notes”), guaranteed by, inter alios, the Company (the “Old Guarantee” and, together with the Old Notes, the “Old Securities”), pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission on or about the date hereof (the “Exchange Offer”).

The Old Securities were issued and the New Securities are to be issued under an Indenture dated as of November 2, 2015 amongst, inter alios, the Corporation, the Company (as a guarantor) and U.S. Bank National Association, as Trustee, as may be supplemented from time to time (the “Indenture”).

This opinion is being furnished to the Corporation in connection with the requirements of Items 601(b)(5) and 601(b)(8) of Regulation S-K under the Securities Act.

1                                         Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1                               The certificate of incorporation dated 20 October 2015 and the memorandum and articles of association of the Company as registered or adopted on 20 October 2015 (the “Memorandum and Articles”).

1.2                               The written resolutions of the board of directors of the Company dated 30 October 2015 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3                               A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.4                               The Indenture, to which the Company is a party as a guarantor.

1.5                               The Registration Rights Agreement, dated as of November 2, 2015 by and among, inter alios, CIFC Corp., the Company and Sandler O’Neill & Partners, L.P. (the “Registration Rights Agreement” and together with the Indenture, the “Transaction Documents”).

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1                               The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2                               The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3                               The choice of the Relevant Law as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York (the “Relevant Jurisdiction”) and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4                               Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.5                               All signatures, initials and seals are genuine.

2.6                               The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.7                               There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents.

2.8                               No monies paid to or for the account of any party under the Transaction Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Law (2014 Revision) and the Terrorism Law (2015 Revision), respectively).

2.9                               The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company, or as contemplated by the Transaction Documents.

2.10                        There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.  Specifically, we have made no independent investigation of the Relevant Law.

3                                         Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that when the New Securities have been duly authorised, executed and delivered by the Corporation and the Company, as applicable, in exchange for the Old Securities in accordance with the terms of the Indenture, the Exchange Offer, the Securities Act and all other relevant laws (other than the laws of the Cayman Islands), the New Guarantee will constitute the legal, valid and binding obligation of the Company under the Indenture enforceable in accordance with its terms.

4                                         Qualifications

The opinions expressed above are subject to the following qualifications:

4.1                               The obligations assumed by the Company under the Transaction Documents will not necessarily be enforceable in all circumstances in accordance with their terms.  In particular:

(a)                                 enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)                                 enforcement may be limited by general principles of equity.  For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)                                  some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)                                 where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)                                  the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment.  If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)                                   arrangements that constitute penalties will not be enforceable;

(g)                                  enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)                                 provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)                                     the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)                                    any provision in a Transaction Document which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to such Transaction Document (a “third party”) is unenforceable against that third party. Any provision in a Transaction Document which is governed by Cayman Islands law purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such Transaction Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Law, 2014 of the Cayman Islands);

(k)                                 we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(l)                                     a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Law (2013 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2                               Applicable court fees will be payable in respect of the enforcement of the Transaction Documents.

4.3                               Cayman Islands stamp duty may be payable if an original Transaction Document is brought to or executed in the Cayman Islands.

4.4                               To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.5                               The Company must make an entry in its register of mortgages and charges in respect of any mortgages and charges created under the Transaction Documents in order to comply with section

                                                54 of the Companies Law (2013 Revision) of the Cayman Islands; failure by the Company to comply with this requirement does not operate to invalidate any mortgage or charge though it may be in the interests of the secured parties that the Company should comply with the statutory requirements.

4.6                               Under the laws of the Cayman Islands any term of a Transaction Document which is governed by Cayman Islands law may be amended or waived orally or by the conduct of the parties thereto, notwithstanding any provision to the contrary contained in the Transaction Document.

4.7                               The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

4.8                               A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.9                               In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice.  Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.10                        We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of a Transaction Document and enforce the remainder of the Transaction Document or transaction of which such provisions form a part, notwithstanding any express provisions in the Transaction Document in this regard.

4.11                        We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents.

We express no view as to the commercial terms of the Transaction Documents or the Exchange Offer or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made therein or with respect thereto.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.  We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Transaction Documents and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose, nor may it be transmitted or disclosed (in whole or part) to any other person without our prior written consent, except as required by law; provided that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder
Maples and Calder